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EXHIBIT 11.1


                             CYBERIAN OUTPOST, INC.

                         Computation of Loss per Share
                     (In thousands, except per share data)
                                  (Unaudited)

                                                          Three Months Ended           Years Ended
                                                       ------------------------  ------------------------
                                                        2/29/2000    2/28/1999    2/29/2000    2/28/1999
                                                       ----------   ----------   ----------   ----------
Basic:
 Net loss............................................  $   (9,825)  $   (7,815)  $  (35,616)  $  (25,220)
 Accretion of premium on preferred stock.............           -            -            -         (210)
 Dividends applicable to preferred stockholders......           -            -            -         (613)
                                                       ----------   ----------   ----------   ----------
 Net loss applicable to common stockholders..........  $   (9,825)  $   (7,815)  $  (35,616)     (26,043)
                                                       ==========   ==========   ==========   ==========
 Basic weighted average common shares
  outstanding........................................      23,697       22,748       23,382       15,886
                                                       ----------   ----------   ----------   ----------
 Basic net loss per common share.....................  $    (0.41)  $    (0.34)  $    (1.52)  $    (1.64)
                                                       ==========   ==========   ==========   ==========

Diluted:
 Net loss applicable to common stockholders..........  $   (9,825)  $   (7,815)  $  (35,616)  $  (26,043)
 Diluted weighted average common shares
  outstanding........................................      23,697       22,748       23,382       15,886
                                                       ----------   ----------   ----------   ----------
 Diluted net loss per common share...................  $    (0.41)  $    (0.34)  $    (1.52)  $    (1.64)
                                                       ==========   ==========   ==========   ==========

Pro forma basic and diluted:
 Pro forma net loss applicable to common
  stockholders.......................................  $  (9,825)   $  (7,815)   $ (35,616)   $  (25,220)

 Basic and diluted weighted average shares
  outstanding........................................      23,697       22,748       23,382       20,312
                                                       ----------   ----------   ----------   ----------
 Basic and diluted pro forma net loss per common
  share..............................................  $    (0.41)  $   (0.34)   $    (1.52)  $    (1.24)
                                                       ==========   ==========   ==========   ==========